UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM 8-K

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): May 16, 2022

Wearable Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-153290	26-3534190
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2901 Pacific Coast Hwy

Suite 200 Newport Beach, CA

92663

(Address of principal executive offices)

Phone: 949 270 7460

(Registrant’s telephone number)

2300 Yonge St., Suite 1600

Toronto, Ontario M4P 1E4

Canada

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 16, 2022, Vincent S. Miceli was appointed as the Company’s Chief Financial Officer (CFO) and welcomed as a valued member of our team of seasoned professionals. Mr. Miceli’s credentials include, holding a Master of Business Administration (M.B.A.) degree with a concentration in Finance from the University of Hartford received in 1987 a B.S. in Accounting from Quinnipiac College received in 1980. Mr. Miceli is also an affiliate member of both the American Institute of Certified Public Accountants (CPA) and the Connecticut Society of Certified Public Accountants. In addition, Mr. Miceli has extensive experience in the Personal Emergency Response System (PERS), HealthCare and Telehealth ready industries which can benefit the company, shareholders and investors.

On May 16, 2022, Ms. Gail Rosenthal concluded her employment in the capacity of Chief Financial Officer (CFO) for the Company.

The following sets forth biographical information for Mr. Vincent S. Miceli:

Vincent S. Miceli, Age 64: Mr. Miceli, is our CFO and joined us in May 2022. Mr. Miceli, from the years 2014 to 2021, was the CFO and in 2019 was also appointed Chief Executive Officer (CEO), of Nxt-ID, Inc. (recently renamed LogicMark), a healthcare application technology company that is primarily focused on the manufacture and distribution of personal emergency response systems. While the CEO and CFO of Nxt-ID, Inc., Mr. Miceli, completed three stock and warrant offerings for that company and also repaid approximately $14.5 million in a term loan facility during his tenure. In addition, during Mr. Miceli’s tenure, the company prepared and submitted a GSA application with the U.S. Government whereby the company was subsequently awarded a GSA contract in June 2021.

Family Relationships:

Mr. Miceli does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions:

There are no related party transactions with regard to Mr. Miceli reportable under Item 404(a) of Regulation S-K.

Compensatory Arrangements:

On May 13, 2022, the Company entered into an Employment Agreement (“Miceli Agreement”) with Vincent S. Miceli, that was effective as of May 18, 2022. Mr. Miceli is employed by Wearable Health Solutions Inc. (WHSI) as its Chief Financial Officer (CFO). The term of employment is for a period of three (3) years and contains a renewal option for an additional two (2) year period. Mr. Miceli’s base salary is Eighteen Thousand Dollars ($18,000) per month. As per the Miceli Agreement, Mr. Miceli, was awarded Five Million (5,000,000) shares of restricted stock upon signing of the Miceli Agreement, One Hundred Seventy-Five Thousand (175,000) restricted shares per month, and Seven Million (7,000,000) shares of restricted stock as an annual bonus, per year, thereafter. The Company will also pay for Mr. Miceli’s health insurance. The Miceli Agreement contains, what the company believes are standard clauses for termination.

The foregoing description of the Miceli Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, which is filed as Exhibit 10.01 to this current report on Form 8-K.

Item 9.01	Financial Statement and Exhibits

Exhibit No.	Description

10.01	Form of Employment Agreement by and between the Company and Mr. Vincent S. Miceli.
104	Cover Page Interactive Data File (formatted in Inline XBRL)

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wearable Health Solutions, Inc.

Date: May 23, 2022	By: /s/ Harrysen Mittler
Harrysen Mittler
Chief Executive Officer
Principal Executive Officer

3